Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 of Rice Midstream Partners LP of our report dated October 1, 2014 relating to the financial statements of North System, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 24, 2014